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                                                                    EXHIBIT 99.1


AMERICAN BANCSHARES, INC.
4502 Cortez Road West
Bradenton, Florida 34210
Phone: (941) 795-3050
Fax:   (941) 794-6427


FOR IMMEDIATE RELEASE                                   SYMBOL: ABAN
Friday, March 12, 1999                                  TRADED: Nasdaq


                 AMERICAN BANCSHARES ELECTS TO ADD TO RESERVES


         BRADENTON, Fla., March 12--American Bancshares, Inc. today reported that it has added $400,000 to the allowance for loan losses of its American Bank subsidiary and charged the additional allowance against 1998 results. The company said this additional allowance reflects the 22 percent compound annual growth in its loan portfolio over the past five years and recent loan-loss history.

         For the year ended December 31, 1998, earnings before this addition, one-time legal costs and charges related to the Murdock acquisition were $2,733,000, equal to 54 cents per diluted share. Net income amounted to $1,627,000 or 32 cents per diluted share after absorbing the allowance for loan losses, one-time charges and the costs of the Murdock acquisition. For the prior year, the company earned $1,920,000 or 38 cents per share. Revenue reached $36,430,000, up 26.6 percent from 1997 revenue of $28,787,000.

         As of December 31, 1998, American Bancshares' total assets were $455 million, up 28.6 percent from December 31, 1997. Total deposits increased 13.9 percent to $345 million and total loans increased 33.1 percent to $337 million. Shareholders' equity was $27.4 million versus $26.1 million a year earlier.

         American Bancshares is a one-bank holding company headquartered in Bradenton, Florida. Its wholly-owned subsidiary, American Bank, with nine branch offices is a leading and one of the largest independent community banks on the west coast of Florida.

         Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks, uncertainties and other factors detailed in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 1997.





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Page 2 AMERICAN BANCSHARES ELECTS TO ADD TO RESERVES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands except per-share amounts)


                                               THREE MONTHS ENDED             YEAR ENDED
                                                  DECEMBER 31,               DECEMBER 31,
                                             1998           1997         1998         1997
                                          ---------      ---------     ---------    ---------
Total interest income.................       $8,318         $6,782       $31,185      $24,631
Total interest expense................       $4,386         $3,588       $16,172      $12,917
Net interest income...................       $3,982         $3,194       $15,013      $11,714
Provision for loan losses.............       $  750         $  235       $ 1,180      $   921
Net income before income taxes........       $  608         $  695       $ 2,504      $ 3,037
Provision for income taxes............       $  213         $  215       $   877      $ 1,117
Net income............................       $  395         $  480       $ 1,627      $ 1,920
Earnings per share:
     Basic............................       $  .08         $  .10       $   .33      $   .38
     Diluted..........................       $  .08         $  .10       $   .32      $   .38

Average number of shares outstanding:
     Basic............................    4,994,984      4,994,484     4,994,765    4,988,318
     Diluted..........................    5,011,114      5,021,041     5,019,291    5,019,484

                                             AS OF          AS OF
                                            12/31/98       12/31/97
                                            --------       --------
Total assets...........................     $455,164       $353,901
Total deposits.........................     $344,845       $302,746
Total loans............................     $336,966       $252,993
Shareholders' equity...................     $ 27,427       $ 26,079



FOR FURTHER INFO:  Gerald L. Anthony, President and CEO, or
                   Brian M. Watterson, Exec. Vice President and CFO American Bancshares, Inc.
                   941/761-2128
                   -or-
                   Investor Relations Consultants, Inc.
                   727/781-5577
                   E-mail:irpro@mindspring.com